Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES FOURTH QUARTER EARNINGS
AND DECLARES CASH DIVIDEND

CHARLESTON, SOUTH CAROLINA, January 24, 2013 – First Financial Holdings, Inc. (“First Financial,” NASDAQ: FFCH), the holding company for First Federal Bank (“First Federal”), announced today net income available to common shareholders of $6.8 million for the three months ended December 31, 2012, compared with $5.7 million for the three months ended September 30, 2012 and $14.6 million for the three months ended December 31, 2011.  Diluted net income per common share was $0.41 for the quarter ended December 31, 2012, compared with $0.34 for the prior quarter and $0.88 for the same quarter last year.  The quarter ended December 31, 2011 included a $12.7 million after-tax gain from a bulk loan sale of certain performing loans and classified assets.

For the year ended December 31, 2012, net income available to common shareholders was $24.9 million, compared with a net loss of $(30.6) million for the same period of 2011.  Diluted net income per common share from continuing operations was $1.51 for 2012, compared with a net loss of $(1.64) for 2011.

“The fourth quarter continued First Financial’s progress to produce solid operating trends in the core franchise and stable credit quality,” said R. Wayne Hall, president and chief executive officer of First Financial and First Federal.  “We have made consistent progress over the year to grow fee income, leverage our mortgage banking team, and expand our net interest margin.  Our improvement in net interest income was driven by the acquisitions and strategic initiatives completed during 2012, and margin expansion was due in large part to continued credit improvement from our acquired loan portfolios.  We are pleased with the earnings momentum we are building and the potential to improve performance and enhance shareholder value.”

Highlights for the Quarter

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Net interest margin increased 34 basis points over the September 30, 2012 quarter to 4.69% for the December 31, 2012 quarter as a result of additional income on a Cape Fear loan pool. Net interest margin for the current quarter without the impact of the additional income was 4.15%.

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Net charge-offs totaled $6.3 million for the quarter ended December 31, 2012, compared with $7.0 million for the prior quarter, while the provision for loan losses was $4.2 million and $4.5 million for the quarters ended December 31, 2012 and September 30, 2012, respectively.

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Noninterest income for the quarter ended December 31, 2012 totaled $16.2 million, or an 11.2% increase over the prior quarter.  The increase was driven by improvements in fee income and higher mortgage banking volumes.

•
First Financial remains well capitalized at December 31, 2012 with total risk-based capital of 16.16%, Tier 1 risk-based capital of 14.89%, and Tier 1 leverage capital of 10.54%.  The tangible common equity to tangible common assets ratio increased to 7.07% at quarter end, compared with 6.77% at September 30, 2012.

Quarterly Results of Operations

First Financial reported net income of $7.8 million for the three months ended December 31, 2012, compared with $6.7 million for the three months ended September 30, 2012 and $15.6 million for the three months ended December 31, 2011.

Net interest income

Net interest margin, on a fully tax-equivalent basis, was 4.69% for the quarter ended December 31, 2012, as compared with 4.35% for the quarter ended September 30, 2012 and 3.91% for the quarter ended December 31, 2011. The increase over the linked quarter was primarily the result of $3.6 million in cash received associated with the Cape Fear Bank ("Cape Fear") loans acquired from the FDIC in April 2009. The performance of an underlying Cape Fear loan pool has been better than originally projected and payments received exceeded First Federal's initial investment in the pool. Net interest margin adjusted for the cash received and the incremental loan accretion on the Cape Fear pool was 4.15% for the December 31, 2012 quarter, a 14 basis point decrease from the September 30, 2012 quarter. The net interest margin for the prior quarter was positively impacted by 9 basis points due to the full resolution and collection of certain nonperforming loans and by 2 basis points due to accelerated accretion on called investment securities. The increase over the same quarter last year was principally caused by the accretion and amortization of purchase accounting adjustments resulting from the acquisition of certain Plantation Federal Savings Bank ("Plantation") assets and liabilities from the FDIC in April 2012. In addition, improved performance on a Cape Fear loan pool, a lower cost of funds as maturing time deposits have been replaced with core deposits and the continued funding mix shift from borrowings, as well as higher yields on investments due to accelerated accretion on called investment securities have positively impacted net interest margin.

Net interest income for the quarter ended December 31, 2012 was $35.1 million, an increase of $1.9 million or 5.7% over the prior quarter and an increase of $6.2 million or 21.4% over the same quarter last year.  The increase over the prior quarter was primarily due to the $3.6 million cash received exceeding First Federal’s initial investment in a Cape Fear loan pool, partially offset by the effect of lower average earning assets for the current quarter.  The increase over the same quarter last year was primarily the effect of the improved performance of a Cape Fear loan pool as well as higher levels of average earning assets from the Plantation acquisition and Liberty Savings Bank (“Liberty”) branch purchase in April 2012.

Provision for loan losses

After determining what First Financial believes is an adequate allowance for loan losses based on the estimated risk inherent in the loan portfolio, the provision for loan losses is calculated based on the net effect of the change in the allowance for loan losses and net charge-offs.  The provision for loan losses was $4.2 million for the quarter ended December 31, 2012, a decrease of $372 thousand or 8.2% from the linked quarter and a decrease of $3.3 million or 44.1% from the same quarter last year.  The decreases were related to the continued improvement in historical loss trends and general stabilization of credit metrics through December 31, 2012.

Noninterest income

Noninterest income totaled $16.2 million for the quarter ended December 31, 2012, an increase of $1.6 million or 11.2% over the prior quarter and a decrease of $16.6 million from the same quarter last year.  The increase over the linked quarter was primarily the result of higher mortgage and other loan income and other income, partially offset by the final purchase accounting adjustment of $(661) thousand to the gain on the Plantation acquisition originally recorded in the second quarter of 2012.  Mortgage and other loan income increased $1.9 million or 47.4% due in large part to more favorable hedge adjustments on both the mortgage servicing rights and the mortgage pipeline hedges in the current quarter as well as higher gains on residential mortgage loan sales into the secondary market as volumes increased and spreads improved due to a temporary shift in the mix of cash sales versus securitizations.  Other income increased $308 thousand or 40.8% over the prior quarter due to the full-quarter impact of income on bank owned life insurance, which was substantially purchased during the September 30, 2012 quarter.

The December 31, 2011 quarter included a $20.8 million pre-tax gain ($12.7 million after-tax) from a bulk loan sale of certain performing and nonperforming assets.  Noninterest income without the impact of the gain from the sold loan pool for the December 31, 2011 quarter was $12.0 million, which was $4.2 million or 35.1% lower than the December 31, 2012 quarter.  The increase for the current quarter was due to the Plantation and Liberty acquisitions, acquiring bank owned life insurance, and higher residential mortgage origination levels related to the continued low interest rate environment and the addition of correspondent lenders.

Noninterest expense

Noninterest expense totaled $35.4 million for the quarter ended December 31, 2012, an increase of $2.3 million or 7.0% over the prior quarter and an increase of $6.5 million or 22.4% over the same quarter last year.  The December 31, 2012 quarter included an additional $2.9 million potential impairment on the FDIC indemnification asset related to the Cape Fear loans.  Consistent with the loss share agreement with the FDIC, the $2.9 million represents 80% of the incremental cash received on the loan pool as the increase in the projected cash collections may result in lower future claims to the FDIC.  Noninterest expense without the impact of the potential impairment on the FDIC indemnification asset for the December 31, 2012 quarter totaled $32.5 million or a decrease of $533 thousand or 1.6% from the linked quarter.  Other real estate owned (“OREO”) expenses decreased $1.0 million primarily as a result of final purchase accounting adjustments on the acquired Plantation OREO as well as lower writedowns on other OREO properties.  Other loan expense increased $663 thousand or 40.9% due to higher foreclosure-related expenses and the timing and amount of reimbursements from the FDIC.

In addition to the impact of the Plantation and Liberty transactions and the FDIC impairment amortization, the increase in noninterest expense over the same quarter of the prior year was related to higher professional services ($796 thousand) and other loan expense ($1.2 million), partially offset by lower OREO expenses ($1.5 million).  The increase in professional fees was the result of various strategic initiatives implemented during the year. The increase in other loan expense was due to higher foreclosure-related costs as well as higher loan origination and servicing costs due to expanding mortgage origination channels.  The decrease in OREO expenses was primarily the effect of fewer write-downs of OREO properties, recognition of more gains on the sales of properties, and less OREO related expense.

Income Taxes

The income tax expense for the three months ended December 31, 2012 totaled $3.9 million, an increase of $405 thousand or 11.5% over the linked quarter and a decrease of $5.8 million from the same quarter last year.  The quarter ended December 31, 2012 included a tax benefit of $931 thousand recorded as a final adjustment to the state deferred tax asset write-off originally recorded in the first quarter of 2012 related to a difference in applicable South Carolina tax laws for banks versus thrifts upon First Federal’s conversion to a state-chartered commercial bank.  In addition, the variances from both prior periods were the result of the change in pre-tax income.  The effective tax rate for the three months ended December 31, 2012 was 33.39%, compared with 34.53% and 38.54% for the quarters ended September 30, 2012 and December 31, 2011 respectively.  The decreases in the effective tax rate were principally due to higher tax-exempt income resulting from purchasing bank owned life insurance.

Year-to-Date Results of Operations

First Financial reported net income from continuing operations of $28.8 million for the year ended December 31, 2012, compared with a net loss of $(23.2) million for the year ended December 31, 2011.

Net interest income

Net interest margin, on a fully tax-equivalent basis, was 4.24% for the year ended December 31, 2012, compared with 3.86% for the same period of 2011.  Net interest margin excluding the $3.6 million interest income and $944 thousand in incremental loan accretion on a Cape Fear loan pool as discussed above was 4.09% for the year ended December 31, 2012.  The increase was primarily the result of average rates paid on interest-bearing liabilities declining more than interest-earning asset yields declined.  Contributing to the decline in interest-bearing liabilities was the replacement of high cost maturing time deposits with lower-cost core deposits from organic growth as well as acquired from Plantation and Liberty.

Net interest income for the year ended December 31, 2012 totaled $128.3 million, an increase of $11.6 million or 9.9% over the same period of 2011.  The increase was principally caused by the higher level of earning assets from the Plantation and Liberty transactions as well as the improved performance on a Cape Fear loan pool.

Provision for loan losses

The provision for loan losses was $20.1 million for the year ended December 31, 2012, compared with $106.9 million for the same period of 2011.  The decrease was primarily the result of $65.7 million recorded in 2011 related to the reclassification of loans to loans held for sale, as well as improvement in historical loss trends and credit metrics through December 31, 2012.

Noninterest income

Noninterest income totaled $76.4 million for the year ended December 31, 2012, an increase of $6.7 million or 9.7% over the same period of 2011.  The increase was impacted by the $13.9 million gain on the Plantation acquisition and the $3.9 million gain on the sale or call of investment securities and was partially offset by a $22.7 million gain on the loan pool sold during the December 31, 2011 quarter.  In addition, mortgage and other loan income increased $9.3 million and service charges on deposit accounts increased $2.9 million, both due to an increased volume of transactions.

Noninterest expense

Noninterest expense totaled $136.3 million for the year ended December 31, 2012, an increase of $19.1 million or 16.3% over the same period of 2011.  The increase was due in large part to the $8.5 million termination charge from the Federal Home Loan Bank of Atlanta (“FHLB”) recorded in the June 30, 2012 quarter related to prepaying certain FHLB advances as part of a balance sheet repositioning strategy.  Noninterest expense without the impact of the termination charge from the FHLB increased $10.6 million or 9.0% over 2011.  In addition to the impact of the Plantation and Liberty acquisitions, other significant variances included higher occupancy costs ($1.1 million), professional services ($2.0 million), other loan expense ($2.5 million), FDIC indemnification impairment ($4.0 million), and other expenses ($4.3 million), partially offset by lower FDIC insurance and regulatory fees ($646 thousand), and a goodwill impairment in 2011 ($630 thousand).  Other expenses increased as a result of new deposit product expenses related to higher customer debit card usage and a $487 thousand post-sale settlement recorded in the September 30, 2012 quarter related to the 2011 sale of one of the insurance agencies.  The decrease in FDIC insurance and regulatory fees was due to the new assessment methodology implemented by the FDIC during 2011.  The variances in the other categories were essentially caused by the factors discussed above in the quarterly analysis.

Income Taxes

The income tax expense for the year ended December 31, 2012 totaled $19.4 million, an increase of $33.9 million over the prior year.  The increase was primarily the result of the change in pre-tax income, a $1.2 million net write-down of the state deferred tax asset during 2012 related to First Federal’s charter conversion, and the establishment of a $5.6 million deferred tax liability related to the gain on the Plantation acquisition in the second quarter of 2012.  The effective tax rate for the year ended December 31, 2012 was 40.23%, compared with 38.54% for the same period last year.  The increase was principally caused by the state deferred tax asset write-down, partially offset by higher tax-exempt income related to bank owned life insurance.

Balance Sheet

Total assets at December 31, 2012 were $3.2 billion, essentially unchanged from September 30, 2012 and an increase of $68.6 million or 2.2% over December 31, 2011.  While total assets were stable with September 30, 2012, the decrease of $79.0 million or 3.1% in total loans from September 30, 2012 was substantially offset by increases in interest-bearing deposits with banks and securities available for sale.  The increase in total assets over December 31, 2011 was principally due to the Plantation and Liberty acquisitions, partially offset by a decrease in investment securities as part of repositioning the balance sheet during the second quarter of 2012.

Investment securities at December 31, 2012 totaled $290.3 million, an increase of $13.6 million or 4.9% over September 30, 2012 and a decrease of $167.5 million or 36.6% from December 31, 2011.  The increase over September 30, 2012 was due to new security purchases, partially offset by normal principal reductions and cash flows from called securities.  The decrease from December 31, 2011 was primarily the result of the sale of $203.6 million of mortgage-backed securities during the June 30, 2012 quarter as part of repositioning the balance sheet, partially offset by new security purchases since the repositioning.

Total loans at December 31, 2012 decreased $79.0 million or 3.1% from September 30, 2012 and increased $109.9 million or 4.6% over December 31, 2011.  The decrease from September 30, 2012 was a result of reductions in residential and commercial loan categories due to several large payoffs and paydowns on commercial real estate and commercial land loans, higher loss claims on the Plantation portfolio, and normal cash flows.  The decline in commercial loans is consistent with a strategy to reduce problem and criticized loan balances, both legacy as well as those in acquired portfolios.  The increase in total loans over December 31, 2011 was primarily the result of the Plantation and Liberty acquisitions which occurred during the June 30, 2012 quarter, partially offset by normal loan portfolio activity.  The marine portfolio continues to increase due to strong demand for First Federal’s yacht loan product, which was introduced in early 2012.

First Federal’s credit quality metrics at December 31, 2012 reflect seasonal increases normally experienced in the fourth calendar quarter each year.  Delinquent loans at December 31, 2012 totaled $17.1 million, an increase of $5.6 million or 48.6% over September 30, 2012 and a decrease of $1.3 million or 7.0% from December 31, 2011.  The increase over the prior quarter was driven by higher delinquent commercial loans, of which several larger loans are in the process of resolution, and higher delinquent home equity and manufactured housing loans due to normal seasonal fluctuations.  The decrease from the same quarter last year was primarily the result of continued collection efforts.  Total delinquent loans at December 31, 2012 included $1.6 million in loans covered under loss share agreements with the FDIC (“covered loans”), as compared with $1.4 million and $2.3 million at September 30, 2012 and December 31, 2011, respectively.

Nonperforming assets at December 31, 2012 totaled $67.8 million, a decrease of $2.8 million or 4.0% from September 30, 2012 and essentially unchanged from December 31, 2011.  The decrease was primarily due to resolution of several nonperforming residential 1-4 family loans and OREO sales outpacing new foreclosures.  These reductions were partially offset by higher nonperforming commercial real estate and commercial land loans resulting primarily from two large relationships and higher nonperforming manufactured housing loans due to seasonal fluctuations.  Covered nonperforming loans totaled $8.6 million at December 31, 2012, compared with $10.0 million and $17.5 million at September 30, 2012 and December 31, 2011, respectively.  Covered OREO totaled $9.6 million at December 31, 2012, compared with $14.6 million and $7.6 million at September 30, 2012 and December 31, 2011, respectively.

Classified loans at December 31, 2012 totaled $124.6 million, an increase of $6.7 million or 5.7% over September 30, 2012 and an increase of $9.9 million or 8.7% over December 31, 2011.  The increases were in the legacy portfolio due in large part to the effect of the prolonged economic downturn as well as the lengthy cycle to resolve foreclosed residential mortgages in South Carolina.  The classified loans acquired from Cape Fear continue to be reduced through resolution or loss claims with the FDIC.  Covered classified loans totaled $17.9 million at December 31, 2012, compared with $20.6 million and $33.5 million at September 30, 2012 and December 31, 2011, respectively.  Non-covered classified assets to Tier 1 capital plus the allowance for loan losses totaled 30.21% at December 31, 2012, compared with 27.60% and 25.15% at September 30, 2012 and December 31, 2011, respectively.

Net charge-offs for the quarter ended December 31, 2012 totaled $6.3 million, a decrease of $648 thousand or 9.3% from the prior quarter and a decrease of $1.9 million or 23.3% from the same quarter last year.  There were no individually large loans charged-off during the most recent two quarters.

The allowance for loan losses was 1.77% of total loans at December 31, 2012, compared with 1.80% of total loans at September 30, 2012 and 2.24% of total loans at December 31, 2011.  The decrease in the allowance ratio from September 30, 2012 was due to the continued improvement in historical loss factors and stable credit metrics since the bulk loan sale in October 2011.  In addition, the change in the allowance ratio from December 31, 2011 was affected by acquiring loans in the Plantation and Liberty acquisitions that are carried at fair value and do not currently have an associated allowance.  The allowance for loan losses at December 31, 2012 was 1.94% of loans excluding covered loans, and represented 1.1 times coverage of the non-covered nonperforming loans.

The FDIC indemnification asset, net at December 31, 2012 was $80.3 million, an increase of $5.3 million or 7.0% over September 30, 2012 and an increase of $29.2 million or 57.3% over December 31, 2011.  The increase over September 30, 2012 was due to finalizing the purchased accounting related to the Plantation covered loans and normal accretion, partially offset by the receipt of claims reimbursement from the FDIC and amortization of a potential impairment on the FDIC indemnification asset related to the Cape Fear transaction as the performance of the underlying loan pool has been better than originally projected and may result in lower future reimbursements under the loss share agreement.  In addition to the normal potential impairment amortization of $563 thousand, First Financial recorded $2.9 million during the December 31, 2012 quarter, which, in accordance with its loss share agreement with the FDIC, represents 80% of the cash payments received in excess of First Federal’s initial investment.  The cash received was recognized in interest income and the potential impairment was recognized in noninterest expense during the current quarter.  The increase over December 31, 2011 was the result of establishing a $34.3 million indemnification asset during the second quarter of 2012 to recognize the loss share agreement associated with the Plantation transaction, as well as normal accretion of the existing indemnification asset, partially offset by the receipt of claims reimbursement from the FDIC and the potential impairment amortization.

Bank owned life insurance totaled $50.6 million at December 31, 2012, essentially unchanged from September 30, 2012 and an increase of $50.6 million over December 31, 2011.  The increase was the result of establishing a bank owned life insurance program on certain corporate officers as part of a strategy to offset the costs of existing employee benefit plans.

Other assets totaled $77.2 million at December 31, 2012, a decrease of $5.8 million or 7.0% from September 30, 2012 and a decrease of $18.8 million or 19.6% from December 31, 2011.  The decrease from September 30, 2012 was principally the result of a $3.2 million decline in OREO as sales of properties continue to outpace foreclosures, combined with miscellaneous reductions in other asset categories.  The decrease from December 31, 2011 was principally due to current tax adjustments recorded, federal tax refunds received during the twelve month period ended December 31, 2012 and a $1.2 million net write-down of the state deferred tax asset due to First Federal’s conversion to a South Carolina state-chartered commercial bank.

Core deposits, which include checking, savings, and money market accounts, totaled $1.6 billion at December 31, 2012, an increase of $24.2 million or 1.5% over September 30, 2012 and an increase of $412.2 million or 33.5% over December 31, 2011.  The increases were primarily the result of the Plantation and Liberty transactions as well as the introduction of new retail deposit products and sales processes during 2012.  Time deposits at December 31, 2012 totaled $951.5 million, a decrease of $45.6 million or 4.6% from September 30, 2012 and a decrease of $56.0 million or 5.6% from December 31, 2011.  The decreases were due to a strategy to focus on core transaction accounts and to reduce high rate retail and wholesale time deposits as they matured.

Advances from the FHLB at December 31, 2012 totaled $233.0 million, a decrease of $20.0 million or 7.9% from September 30, 2012 and a decrease of $328.0 million or 58.5% from December 31, 2011.  The decrease from September 30, 2012 was due to repaying short-term funding.  The decrease from December 31, 2011 was primarily the effect of prepaying $125.0 million of long-term FHLB advances during the June 30, 2012 quarter as part of repositioning the balance sheet, as well as a shift in funding mix due to the organic growth of core deposits and the acquisition of low-cost deposits from Plantation and Liberty.

Shareholders’ equity at December 31, 2012 was $299.6 million, an increase of $7.1 million or 2.4% over September 30, 2012 and an increase of $22.5 million or 8.1% over December 31, 2011.  The increases were due to the effect of net operating results.  Both First Financial’s and First Federal’s regulatory capital ratios are in excess of “well-capitalized” minimums.

Cash Dividend Declared

On January 24, 2013, First Financial declared a quarterly cash dividend of $12.50 per share on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, payable on February 15, 2013 to preferred shareholders of record as of February 5, 2013.  First Financial also declared a quarterly cash dividend of $0.05 per common share, payable on February 22, 2013 to shareholders of record as of February 8, 2013.

Conference Call

R. Wayne Hall, president and CEO, and Blaise B. Bettendorf, EVP and CFO, will review the quarter’s results in a conference call at 9:00 am (ET), January 25, 2013.  The live audio webcast is available on First Financial’s website at www.firstfinancialholdings.com and will be available for 90 days.

About First Financial

First Financial Holdings, Inc. (“First Financial”, NASDAQ: FFCH) is a Charleston, South Carolina financial services provider with $3.2 billion in total assets as of December 31, 2012.  First Financial offers integrated financial solutions, including personal, business, and wealth management services.  First Federal Bank (“First Federal”), which was founded in 1934 and is the primary subsidiary of First Financial, serves individuals and businesses throughout coastal South Carolina, Florence, and Greenville, South Carolina, and Wilmington, North Carolina.  First Financial subsidiaries include: First Federal; First Southeast Investor Services, Inc., a registered broker-dealer; and First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor.  First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size.  Additional information about First Financial is available at www.firstfinancialholdings.com.

Discontinued Operations Financial Statement Presentation

As a result of First Financial’s sales of its insurance agency subsidiary, First Southeast Insurance Services, Inc., which was completed on June 1, 2011, and its managing general insurance agency subsidiary, Kimbrell Insurance Group, Inc., which was completed on September 30, 2011, the financial condition, operating results, and the gain or loss on the sales, net of transaction costs and taxes, for these subsidiaries have been segregated from the financial condition and operating results of First Financial’s continuing operations throughout this release and, as such, are presented as discontinued operations.  While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect First Financial’s reported consolidated financial condition or operating results for any of the prior periods.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release includes non-GAAP financial measures such as the efficiency ratio, the tangible common equity to tangible assets ratio, tangible common book value per share, and pre-tax pre-provision earnings.  First Financial believes these non-GAAP financial measures provide additional information that is useful to investors in understanding its underlying performance, business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry as well as period-to-period comparisons.  Non-GAAP measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Readers should be aware of these limitations and should be cautious to their use of such measures.  To mitigate these limitations, First Financial has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that its performance is properly reflected to facilitate consistent period-to-period comparisons.  Although management believes the above non-GAAP financial measures enhance investors’ understanding of First Financial’s business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

Please refer to the Selected Financial Information table and the Non-GAAP Reconciliation table later in this release for additional information.

Forward-Looking Statements

Statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” or “could” constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements regarding First Financial’s future financial and operating results, plans, objectives, expectations and intentions involve risks and uncertainties, many of which are beyond First Financial’s control or are subject to change.  No forward-looking statement is a guarantee of future performance and actual results could differ materially from those anticipated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the general business environment; general economic conditions nationally and in the States of North and South Carolina; interest rates; the North and South Carolina real estate markets; the demand for mortgage loans; the credit risk of lending activities, including changes in the level and trend of delinquent and nonperforming loans and charge-offs; changes in First Federal’s allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and real estate markets; results of examinations by banking regulators, including the possibility that any such regulatory authority may, among other things, require First Federal to increase its allowance for loan losses, write-down assets, change First Federal’s regulatory capital position or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect liquidity and earnings; First Financial’s ability to control operating costs and expenses; First Financial’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel acquired or may in the future acquire into its operations and its ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; competitive conditions between banks and non-bank financial services providers; and regulatory changes, including new or revised rules and regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Other risks are also detailed in First Financial’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K that are filed with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov. Other factors not currently anticipated may also materially and adversely affect First Financial’s results of operations, financial position, and cash flows.  There can be no assurance that future results will meet expectations.  While First Financial believes that the forward-looking statements in this release are reasonable, the reader should not place undue reliance on any forward-looking statement.  In addition, these statements speak only as of the date made.  First Financial does not undertake, and expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

FIRST FINANCIAL HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION (Unaudited)

	For the Quarters Ended
(dollars in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Average for the Quarter
Total assets	$3,216,018	$3,283,512	$3,339,705	$3,151,385	$3,153,286
Investment securities	283,929	291,223	443,181	490,356	469,925
Loans	2,602,812	2,673,438	2,619,409	2,420,000	2,428,743
Allowance for loan losses	45,997	48,329	50,547	52,282	54,178
Deposits	2,594,112	2,664,207	2,596,642	2,228,613	2,272,035
Borrowings	282,122	294,796	428,505	609,665	565,114
Shareholders' equity	296,851	290,047	285,672	277,390	279,066

Performance Metrics
Return on average assets	1.06%	0.81%	1.51%	0.22%	1.98%
Return on average shareholders' equity	11.43	9.20	17.62	2.51	22.32
Net interest margin (FTE)1	4.69	4.35	4.08	3.84	3.91
Net interest margin, adjusted (non-GAAP)2	4.15	4.29	4.08	3.84	3.91
Efficiency ratio (non-GAAP)	67.69	69.19	66.05	68.87	70.12
Pre-tax pre-provision earnings (non-GAAP)	$16,566	$14,716	$24,993	$12,725	$32,783

Capital Ratios
Equity to assets	9.32%	9.01%	8.69%	8.84%	8.81%
Tangible common equity to tangible assets (non-GAAP)	7.07	6.77	6.47	6.70	6.67
Book value per common share	$14.20	$13.77	$13.45	$12.89	$12.84
Tangible book value per common share (non-GAAP)	13.71	13.25	12.91	12.75	12.69
Dividends paid per common share, authorized	0.05	0.05	0.05	0.05	0.05
Common shares outstanding, end of period (000s)	16,527	16,527	16,527	16,527	16,527
Tier 1 leverage capital ratio3	10.54%	10.12%	9.79%	10.22%
Tier 1 risk-based capital ratio3	14.89	14.42	13.89	14.81
Total risk-based capital ratio3	16.16	15.70	15.16	16.08
Tier 1 leverage capital ratio (bank only)4	9.97	9.47	9.06	9.00	8.92%
Tier 1 risk-based capital ratio (bank only)4	14.10	13.50	12.86	13.05	12.35
Total risk-based capital ratio (bank only)4	15.37	14.78	14.13	14.32	13.61

Asset Quality Metrics
Allowance for loan losses as a percent of loans	1.77%	1.80%	1.85%	2.16%	2.24%
Allowance for loan losses as a percent of nonperforming loans	89.30	94.53	97.72	101.75	112.19
Nonperforming loans as a percent of loans	1.98	1.90	1.90	2.12	2.00
Nonperforming assets as a percent of loans and other repossessed assets acquired	2.70	2.72	2.94	3.02	2.83
Nonperforming assets as a percent of total assets	2.11	2.18	2.36	2.28	2.17
Net loans charged-off as a percent of average loans (annualized)	0.99	1.07	1.04	1.60	1.39
Net loans charged-off	$6,333	$6,981	$6,673	$9,493	$8,254

Asset Quality Metrics Excluding Covered Loans
Allowance for loan losses as a percent of non-covered loans	1.94%	1.99%	2.06%	2.28%	2.39%
Allowance for loan losses as a percent of non-covered nonperforming loans	108.10	118.82	123.61	148.22	177.35
Nonperforming loans as a percent of non-covered loans	1.81	1.67	1.67	1.54	1.34
Nonperforming assets as a percent of non-covered loans and other repossessed assets acquired	2.18	1.97	2.01	2.00	1.91
Nonperforming assets as a percent of total assets	1.53	1.42	1.45	1.42	1.37

1 Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a federal tax rate of 35%.
2 See Non-GAAP Reconciliation table for details.
3 The quarter ended March 31, 2012 represented the first period holding company ratios for First Financial were required to be filed with the Federal Reserve Bank included within FR Y-9C, Consolidated Financial Statements for Bank Holding Companies. The capital ratios presented above for the quarter ended September 30, 2012 at the holding company are considered preliminary until the regulatory report is filed with the Federal Reserve Bank.

4 Capital ratios beginning with the quarter ended March 31, 2012 for First Federal Bank are based on reporting requirements for financial institutions filing FFIEC 041, FDIC Consolidated Reports of Condition and Income (the "Call Report"). Prior period ratios are reported based on superseded regulatory requirements previously issued by the Office of Thrift Supervision.

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended										Twelve Months Ended
(in thousands, except per share data)	December 31, 2012		September 30, 2012		June 30, 2012		March 31, 2012		December 31, 2011		December 31, 2012		December 31, 2011

INTEREST INCOME
Interest and fees on loans		$38,927		$37,104		$35,643		$32,476		$33,460		$144,150	$136,629
Interest and dividends on investments		2,519		2,771		3,538		3,867		3,859		12,695	17,551
Other		103		139		162		16		293		420	1,646
Total interest income		41,549		40,014		39,343		36,359		37,612		157,265	155,826
INTEREST EXPENSE
Interest on deposits		3,388		3,747		3,981		3,951		4,554		15,067	22,685
Interest on borrowed money		3,072		3,070		3,649		4,156		4,159		13,947	16,474
Total interest expense		6,460		6,817		7,630		8,107		8,713		29,014	39,159
NET INTEREST INCOME		35,089		33,197		31,713		28,252		28,899		128,251	116,667
Provision for loan losses		4,161		4,533		4,697		6,745		7,445		20,136	106,863
Net interest income after provision for loan losses		30,928		28,664		27,016		21,507		21,454		108,115	9,804
NONINTEREST INCOME
Service charges on deposit accounts		7,900		7,772		7,558		7,302		7,099		30,532	27,658
Mortgage and other loan income		5,987		4,061		4,372		3,435		2,681		17,855	8,599
Trust and plan administration		1,219		1,117		1,078		1,081		1,192		4,495	4,753
Brokerage fees		810		655		875		664		532		3,004	2,443
Other		1,062		754		699		769		650		3,284	2,642
Other-than-temporary impairment on securities		(144)		(145)		(145)		(69)		(180)		(503)	(525)
Gain on acquisition		(661)		---		14,550		---		---		13,889	---
Gain on sale or call of securities		---		334		3,543		---		---		3,877	1,419
Gain on sold loan pool, net		---		---		---		---		20,796		---	22,696
Total noninterest income		16,173		14,548		32,530		13,182		32,770		76,433	69,685
NONINTEREST EXPENSE
Salaries and employee benefits		16,020		15,621		15,212		15,142		14,511		61,995	61,952
Occupancy costs		2,214		2,333		2,933		2,267		2,144		9,747	8,656
Furniture and equipment		2,033		2,132		1,893		1,809		1,870		7,867	7,188
Other real estate owned, net		18		1,030		134		530		1,541		1,712	5,324
FDIC insurance and regulatory fees		646		693		761		994		830		3,094	3,740
Professional services		1,838		1,980		1,875		1,465		1,042		7,158	5,203
Advertising and marketing		714		964		966		652		789		3,296	3,454
Other loan expense		2,283		1,620		1,283		1,351		1,043		6,537	4,057
Intangible amortization		512		512		368		90		90		1,482	334
FDIC indemnification impairment		3,423		563		---		---		---		3,986	---
Other expense		5,656		5,581		5,300		4,409		5,026		20,946	16,681
FHLB prepayment termination charge		---		---		8,525		---		---		8,525	---
Goodwill impairment		---		---		---		---		---		---	630
Total noninterest expense		35,357		33,029		39,250		28,709		28,886		136,345	117,219
Income (loss) from continuing operations before taxes		11,744		10,183		20,296		5,980		25,338		48,203	(37,730)
Income tax expense (benefit) from continuing operations		3,921		3,516		7,712		4,241		9,766		19,390	(14,542)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS		7,823		6,667		12,584		1,739		15,572		28,813	(23,188)
Loss from discontinued operations, net of tax		---		---		---		---		---		---	(3,594)
NET INCOME (LOSS)		$7,823		$6,667		$12,584		$1,739		$15,572		$28,813	$(26,782)
Preferred stock dividends		812		813		812		813		813		3,250	3,250
Accretion on preferred stock discount		163		160		158		156		153		637	600
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS		$6,848		$5,694		$11,614		$770		$14,606		$24,926	$(30,632)

Net income (loss) per common share from continuing operations
Basic		$0.41		$0.34		$0.70		$0.05		$0.88		$1.51	$(1.64)
Diluted		0.41		0.34		0.70		0.05		0.88		1.51	(1.64)

Net loss per common share from discontinued operations
Basic	$	---	$	---	$	---	$	---	$	---	$	---	$(0.22)
Diluted		---		---		---		---		---		---	(0.22)

Net income (loss) per common share
Basic		$0.41		$0.34		$0.70		$0.05		$0.88		$1.51	$(1.85)
Diluted		0.41		0.34		0.70		0.05		0.88		1.51	(1.85)

Average common shares outstanding
Basic		16,527		16,527		16,527		16,527		16,527		16,527	16,527
Diluted		16,531		16,529		16,528		16,528		16,527		16,529	16,527

FIRST FINANCIAL HOLDINGS, INC.
NET INTEREST MARGIN ANALYSIS (Unaudited)

	For the Quarters Ended
(dollars in thousands)	December 31, 2012				September 30, 2012				Change in
	Average Balance	Interest	Average Rate		Average Balance	Interest	Average Rate		Average Balance	Interest	Basis Points
Earning assets
Interest-bearing deposits with banks	$32,711	$13	0.17%		$19,130	$7	0.15%		$13,581	$6	2
Investment securities1	283,929	2,519	3.78		291,223	2,771	4.06		(7,294)	(252)	(28)
Loans2	2,602,812	38,927	5.96	3	2,673,438	37,104	5.53	3	(70,626)	1,823	43
FDIC indemnification asset	75,530	90	0.47		77,641	132	0.68		(2,111)	(42)	(21)
Total earning assets	2,994,982	41,549	5.55	3	3,061,432	40,014	5.23	3	(66,450)	1,535	32
Interest-bearing liabilities
Deposits	2,205,336	3,388	0.61		2,292,106	3,747	0.65		(86,770)	(359)	(4)
Borrowings	282,122	3,072	4.33		294,796	3,070	4.15		(12,674)	2	18
Total interest-bearing liabilities	2,487,458	6,460	1.03		2,586,902	6,817	1.05		(99,444)	(357)	(2)

Net interest income		$35,089				$33,197				$1,892

Net interest margin			4.69%	3			4.35%	3			34

1   Interest income used in the average rate calculation includes the tax equivalent adjustments of $168 thousand and $184 thousand for the quarters ended December 31, 2012 and September 30, 2012, respectively, calculated based on a federal tax rate of 35%.

2 Average loans include loans held for sale and nonaccrual loans. Loan fees, which are not material for any of the periods, have been included in loan interest income for the rate calculation.
3 See Non-GAAP Reconciliation for impact of improved performance of Cape Fear loan pool on net interest margin.

	For the Twelve Months Ended
(dollars in thousands)	December 31, 2012				December 31, 2011			Change in
	Average Balance	Interest	Average Rate		Average Balance	Interest	Average Rate	Average Balance	Interest	Basis Points
Earning Assets
Interest-bearing deposits with banks	$17,674	$41	0.23%		$10,808	$20	0.19%	$6,866	$21	4
Investment securities1	376,684	12,695	3.57		459,573	17,551	3.95	(82,889)	(4,856)	(38)
Loans2	2,579,225	144,150	5.59	3	2,510,604	136,629	5.44	68,621	7,521	15
FDIC indemnification asset	67,987	379	0.56		58,969	1,626	2.76	9,018	(1,247)	(220)
Total Earning Assets	3,041,570	157,265	5.20	3	3,039,954	155,826	5.15	1,616	1,439	5
Interest-bearing liabilities
Deposits	2,174,451	15,067	0.69		2,081,813	22,685	1.09	92,638	(7,618)	(40)
Borrowings	403,142	13,947	3.46		577,439	16,474	2.85	(174,297)	(2,527)	61
Total interest-bearing liabilities	2,577,593	29,014	1.13		2,659,252	39,159	1.47	(81,659)	(10,145)	(34)

Net interest income		$128,251				$116,667			$11,584

Net interest margin3			4.24%	3			3.86%			38

1   Interest income used in the average rate calculation includes the tax equivalent adjustment of $759 thousand, and $593 thousand for the years ended December 31, 2012, and 2011, respectively, calculated based on a federal tax rate of 35%.

2 Average loans include loans held for sale and nonaccrual loans. Loan fees, which are not material for any of the periods, have been included in loan interest income for the rate calculation.
3 See Non-GAAP Reconciliation for impact of improved performance of Cape Fear loan pool on net interest margin.

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

ASSETS
Cash and due from banks	$60,290	$50,749	$62,831	$57,645	$61,400
Interest-bearing deposits with banks	57,161	35,668	7,270	5,879	15,275
Total cash and cash equivalents	117,451	86,417	70,101	63,524	76,675
Investment securities
Securities available for sale, at fair value	253,798	236,048	244,059	442,531	404,550
Securities held to maturity, at amortized cost	15,555	17,331	20,014	19,835	20,486
Nonmarketable securities	20,914	23,254	29,327	37,965	32,694
Total investment securities	290,267	276,633	293,400	500,331	457,730
Loans
Residential	1,031,533	1,080,406	1,099,474	1,029,176	1,032,134
Commercial	681,119	721,587	758,604	606,468	618,070
Consumer	782,672	772,376	774,405	719,923	735,253
Total loans	2,495,324	2,574,369	2,632,483	2,355,567	2,385,457
Less: Allowance for loan losses	44,179	46,351	48,799	50,776	53,524
Net loans	2,451,145	2,528,018	2,583,684	2,304,791	2,331,933
Loans held for sale	55,201	53,761	72,402	52,339	48,303
FDIC indemnification asset, net	80,268	75,017	77,311	46,272	51,021
Premises and equipment, net	85,378	83,916	85,285	83,146	82,907
Bank owned life insurance	50,624	50,241	10,000	---	---
Other intangible assets, net	8,025	8,478	8,931	2,310	2,401
Other assets	77,199	83,006	103,060	92,825	95,994
Total assets	$3,215,558	$3,245,487	$3,304,174	$3,145,538	$3,146,964

LIABILITIES
Deposits
Noninterest-bearing checking	$388,259	$382,077	$359,352	$307,750	$279,310
Interest-bearing checking	511,647	507,262	502,731	435,320	429,907
Savings and money market	743,970	730,365	731,428	563,344	522,496
Retail time deposits	845,391	869,544	934,245	753,481	791,544
Wholesale time deposits	106,066	127,509	175,446	204,594	215,941
Total deposits	2,595,333	2,616,757	2,703,202	2,264,489	2,239,198
Advances from FHLB	233,000	253,000	233,000	533,000	561,000
Long-term debt	47,204	47,204	47,204	47,204	47,204
Other liabilities	40,380	36,026	33,504	22,802	22,384
Total liabilities	2,915,917	2,952,987	3,016,910	2,867,495	2,869,786

SHAREHOLDERS' EQUITY
Preferred stock	1	1	1	1	1
Common stock	215	215	215	215	215
Additional paid-in capital	196,819	196,612	196,409	196,204	196,002
Treasury stock, at cost	(103,563)	(103,563)	(103,563)	(103,563)	(103,563)
Retained earnings	208,853	202,832	198,100	187,311	187,367
Accumulated other comprehensive loss	(2,684)	(3,597)	(3,898)	(2,125)	(2,844)
Total shareholders’ equity	299,641	292,500	287,264	278,043	277,178
Total liabilities and shareholders' equity	$3,215,558	$3,245,487	$3,304,174	$3,145,538	$3,146,964

FIRST FINANCIAL HOLDINGS, INC.
DELINQUENT LOANS

	December 31, 2012		September 30, 2012		June 30, 2012		March 31, 2012		December 31, 2011
(30-89 days past due) (dollars in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$2,800	0.29%	$2,361	0.23%	$1,244	0.12%	$1,889	0.19%	$2,986	0.31%
Residential land	47	0.09	157	0.30	475	0.85	123	0.30	561	1.35
Total residential loans	2,847	0.28	2,518	0.23	1,719	0.16	2,012	0.20	3,547	0.34

Commercial loans
Commercial business	847	0.72	582	0.46	903	0.84	1,677	1.90	908	1.08
Commercial real estate	3,492	0.71	2,397	0.46	3,014	0.54	3,065	0.69	3,514	0.77
Commercial construction	---	---	---	---	---	---	---	---	---	---
Commercial land	1,573	2.24	318	0.43	675	0.87	2,271	4.15	1,185	1.94
Total commercial loans	5,912	0.87	3,297	0.46	4,592	0.61	7,013	1.16	5,607	0.91

Consumer loans
Home equity	4,414	1.15	2,204	0.58	2,017	0.52	3,315	0.95	4,525	1.27
Manufactured housing	3,241	1.16	2,506	0.90	1,835	0.66	1,502	0.54	3,267	1.19
Marine	284	0.37	227	0.33	300	0.50	358	0.71	597	1.14
Other consumer	384	0.91	742	1.64	626	1.26	445	0.97	831	1.66
Total consumer loans	8,323	1.06	5,679	0.74	4,778	0.62	5,620	0.78	9,220	1.25
Total delinquent loans	$17,082	0.68%	$11,494	0.45%	$11,089	0.42%	$14,645	0.62%	$18,374	0.77%

FIRST FINANCIAL HOLDINGS, INC.
NONPERFORMING ASSETS

	December 31, 2012		September 30, 2012		June 30, 2012		March 31, 2012		December 31, 2011
(dollars in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$7,137	0.75%	$10,881	1.08%	$10,460	1.02%	$6,649	0.68%	$4,977	0.51%
Residential land	785	1.49	1,558	2.96	1,423	2.54	1,398	3.43	1,448	3.48
Total residential loans	7,922	0.77	12,439	1.15	11,883	1.08	8,047	0.78	6,425	0.62

Commercial loans
Commercial business	1,460	1.23	1,407	1.12	1,198	1.11	1,931	2.19	3,666	4.37
Commercial real estate	18,386	3.74	15,853	3.05	15,918	2.87	18,474	4.13	17,127	3.75
Commercial construction	247	23.21	247	13.71	261	1.52	261	1.60	605	3.67
Commercial land	4,058	5.79	2,990	4.02	4,577	5.87	5,240	9.56	5,232	8.54
Total commercial loans	24,151	3.55	20,497	2.84	21,954	2.89	25,906	4.27	26,630	4.31

Consumer loans
Home equity	10,049	2.61	10,145	2.67	10,636	2.74	9,779	2.81	8,192	2.29
Manufactured housing	3,355	1.20	2,221	0.80	2,197	0.79	2,648	0.96	3,461	1.26
Marine	139	0.18	90	0.13	29	0.05	63	0.12	246	0.47
Other consumer	275	0.65	228	0.50	306	0.62	131	0.29	224	0.45
Total consumer loans	13,818	1.77	12,684	1.64	13,168	1.70	12,621	1.75	12,123	1.65
Total nonaccrual loans	45,891	1.84	45,620	1.77	47,005	1.79	46,574	1.98	45,178	1.89
Loans 90+ days still accruing	43		74		75		51		121
Restructured loans, still accruing	3,536		3,340		2,857		3,276		2,411
Total nonperforming loans	49,470	1.98%	49,034	1.90%	49,937	1.90%	49,901	2.12%	47,710	2.00%
Nonperforming loans held for sale	---		---		---		---		---
Other repossessed assets acquired	18,338		21,579		28,191		21,818		20,487
Total nonperforming assets	$67,808		$70,613		$78,128		$71,719		$68,197

FIRST FINANCIAL HOLDINGS, INC.
NET CHARGE-OFFS

	December 31, 2012		September 30, 2012		June 30, 2012		March 31, 2012		December 31, 2011
(dollars in thousands)	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*
Residential loans
Residential 1-4 family	$2,756	1.10%	$294	0.12%	$1,070	0.42%	$507	0.21%	$391	0.16%
Residential land	257	1.89	403	2.91	78	0.59	701	6.75	532	5.31
Total residential loans	3,013	1.13	697	0.26	1,148	0.42	1,208	0.47	923	0.37

Commercial loans
Commercial business	126	0.42	924	3.22	334	1.34	825	3.60	640	3.22
Commercial real estate	588	0.46	1,994	1.47	714	0.54	1,462	1.30	1,417	1.22
Commercial construction	(1)	(0.41)	11	0.56	(2)	(0.05)	(2)	(0.05)	(3)	(0.07)
Commercial land	89	0.48	1,037	5.43	723	4.00	1,439	9.87	804	4.94
Total commercial loans	802	0.46	3,966	2.14	1,769	0.99	3,724	2.41	2,858	1.83

Consumer loans
Home equity	1,343	1.44	1,125	1.17	2,580	2.71	2,264	2.57	2,955	3.26
Manufactured housing	899	1.29	778	1.12	666	0.97	1,467	2.13	845	1.23
Marine	(19)	(0.11)	146	0.88	82	0.60	361	2.83	142	1.05
Other consumer	295	2.51	269	2.22	428	3.48	469	3.90	531	4.09
Total consumer loans	2,518	1.31	2,318	1.20	3,756	1.98	4,561	2.51	4,473	2.41
Total net charge-offs	$6,333	0.99%	$6,981	1.07%	$6,673	1.04%	$9,493	1.60%	$8,254	1.39%

  *Represents an annualized rate

FIRST FINANCIAL HOLDINGS, INC.
NON-GAAP RECONCILIATION (Unaudited)

	As of and for the Quarters Ended
(dollars in thousands, except per share data)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Efficiency Ratio from Continuing Operations
Net interest income (A)	$35,089	$33,197	$31,713	$28,252	$28,899
Taxable equivalent adjustment (B)	168	184	226	182	145
Noninterest income (C)	16,173	14,548	32,530	13,182	32,770
Gain on acquisition (D)	(661)	---	14,550	---	---
Net securities gains (losses) (E)	(144)	189	3,398	(69)	(180)
Gain on sold loan pool, net (F)	---	---	---	---	20,796
Noninterest expense (G)	35,357	33,029	39,250	28,709	28,886
FHLB prepayment termination charge (H)	---	---	8,525	---	---
Efficiency Ratio: (G-H)/(A+B+C-D-E-F) (non-GAAP)	67.69%	69.19%	66.05%	68.87%	70.12%

Tangible Assets and Tangible Common Equity
Total assets	$3,215,558	$3,245,487	$3,304,174	$3,145,538	$3,146,964
Other intangible assets, net	(8,025)	(8,478)	(8,931)	(2,310)	(2,401)
Tangible assets (non-GAAP)	$3,207,533	$3,237,009	$3,295,243	$3,143,228	$3,144,563

Total shareholders' equity	$299,641	$292,500	$287,264	$278,043	$277,178
Preferred stock	(65,000)	(65,000)	(65,000)	(65,000)	(65,000)
Other intangible assets, net	(8,025)	(8,478)	(8,931)	(2,310)	(2,401)
Tangible common equity (non-GAAP)	$226,616	$219,022	$213,333	$210,733	$209,777

Shares outstanding, end of period (000s)	16,527	16,527	16,527	16,527	16,527

Tangible common equity to tangible assets (non-GAAP)	7.07%	6.77%	6.47%	6.70%	6.67%
Book value per common share	$14.20	$13.77	$13.45	$12.89	$12.84
Tangible book value per common share (non-GAAP)	13.71	13.25	12.91	12.75	12.69

Pre-tax Pre-provision Earnings from Continuing Operations
Income before income taxes	$11,744	$10,183	$20,296	$5,980	$25,338
Provision for loan losses	4,161	4,533	4,697	6,745	7,445
Pre-tax pre-provision earnings (non-GAAP)	$15,905	$14,716	$24,993	$12,725	$32,783

Impact of Improved Performance of Cape Fear Loan Pool
Net interest income	$35,089	$33,197	$31,713	$28,252	$28,899
Tax equivalent adjustment	168	184	226	182	145
Net interest income on taxable equivalent basis (A)	35,257	33,381	31,939	28,434	29,044
Incremental loan accretion	(472)	(472)	---	---	---
Interest income recognized on cash received in excess of initial investment	(3,576)	---	---	---	---
Net interest income, adjusted (non-GAAP) (B)	$31,209	$32,909	$31,939	$28,434	$29,044

Average earning assets (C)	$2,994,982	$3,061,432	$3,142,597	$2,967,614	$2,959,580
Net interest margin (A)/(C)	4.69%	4.35	4.08	3.84	3.91
Net interest margin, adjusted (B)/(C) (non-GAAP)	4.15%	4.29	4.08	3.84	3.91

Contact
First Financial Holdings, Inc.
Blaise B. Bettendorf
Executive Vice President and Chief Financial Officer
(843) 529-5931 or (843) 529-5456
investorrelations@firstfinancialholdings.com
bbettendorf@firstfinancialholdings.com